Exhibit 99.1

SeaSpine Reports Second Quarter 2018 Financial Results

Updates 2018 Financial Outlook

CARLSBAD, CA (July 30, 2018) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the quarter ended June 30, 2018 and updated its financial outlook for 2018.

Summary Second Quarter 2018 Financial Results and Recent Accomplishments

•	Revenue of $36.4 million, an increase of 6.5% year-over-year

•	U.S. revenue of $32.6 million, an increase of 7.5% year-over-year

o	U.S. Spinal Implants revenue of $16.0 million, an 11.5% increase year-over-year

o	U.S. Orthobiologics revenue of $16.6 million, a 4.0% increase year-over-year

•	Renewed credit facility with Wells Fargo Bank to extend three years through July 2021, with an option to increase the limit by $10 million to $40 million

•	Transitioned OsteoStrand™ Demineralized Bone Fibers to full commercial launch

•	Received 510(k) clearance and launched instrumentation designed for use with frequently used third-party surgical navigation system

•	Launched comprehensive posterior decompression and disc preparation instrument system

“We are pleased to report strong operating performance, which reflects solid revenue growth and gross margin expansion,” said Keith Valentine, President and Chief Executive Officer. “We continue to advance our strategic objectives driven by our innovative product pipeline, strengthening distribution footprint and expanded and more effective medical education and training programs.”

Second Quarter 2018 Financial Results
Total revenue for the second quarter of 2018 was $36.4 million, a 6.5% increase compared to the same period of the prior year. Total U.S. revenue was $32.6 million, a 7.5% increase compared to the same period of the prior year.

Spinal Implants revenue totaled $17.8 million, a 7.2% increase compared to the second quarter of 2017, and was driven by growth in recently launched products, led primarily by the Shoreline and Mariner systems. Orthobiologics revenue totaled $18.6 million, a 5.8% increase compared to the second quarter of 2017, and was led by growth in the DBM franchise, including the Company’s OsteoBallast™ and OsteoStrand™ products.

Gross margin for the second quarter of 2018 was 60.0%, compared to 59.1% for the same period in 2017. The increase was primarily driven by higher gross margins associated with U.S. spinal implant sales, which were higher as a percentage of total revenue compared to the same period of the prior year.

Operating expenses for the second quarter of 2018 totaled $29.0 million, compared to $28.4 million for the same period of the prior year. The $0.6 million increase in operating expenses was driven by higher selling and marketing expenses, partially offset by lower R&D and general and administrative expenses.

Net loss for the second quarter of 2018 was $7.4 million, compared to a net loss of $8.0 million for the same period of the prior year.

Cash and cash equivalents at June 30, 2018 totaled $13.3 million and the Company borrowed $4.0 million of cash under its credit facility during the second quarter of 2018.

2018 Financial Outlook

SeaSpine expects full-year 2018 revenue to be in the range of $136 to $139 million, reflecting growth of 3.2% to 5.5% over full-year 2017 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 7260839. To listen to the webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

The call will be archived until Friday, August 31, 2018. The audio archive can be accessed by calling (855) 859-2056 in the U.S. or (404) 537-3406 from outside the U.S. The passcode for the audio replay is 7260839.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete procedural solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s ability to advance its strategic objectives through its product pipeline, distribution footprint, and medical education and training programs; and the Company’s expectations for full-year 2018 revenue.  Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products, including the risk that the Company’s products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth, including as a result of its inability to obtain funding on a timely basis on acceptable terms, or at all; the ability of newly launched products to perform as designed and intended and to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; the Company’s ability to attract new, high-quality distributors, whether as a result of inability to reach agreement on financial or other contractual terms or otherwise, disruption to the Company’s existing distribution network as new distributors are added, and the ability of new distributors to generate growth or offset disruption to existing distributors; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; unexpected expense and delay, including as a result of developing and supporting the launch of new products, the fact that newly launched products may require substantial additional development activities, which could introduce further expense and delay, or as a result of obtaining regulatory clearances; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total revenue, net	$36,409	$34,196	$69,584	$66,090
Cost of goods sold	14,560	13,994	26,739	27,166
Gross profit	21,849	20,202	42,845	38,924
Operating expenses:
Selling, general and administrative	25,432	24,249	49,899	48,219
Research and development	2,791	3,344	5,580	6,394
Intangible amortization	792	792	1,584	1,584
Total operating expenses	29,015	28,385	57,063	56,197
Operating loss	(7,166)	(8,183)	(14,218)	(17,273)
Other (expense) income, net	(157)	185	(137)	172
Loss before income taxes	(7,323)	(7,998)	(14,355)	(17,101)
Provision for income taxes	38	45	111	45
Net loss	$(7,361)	$(8,043)	$(14,466)	$(17,146)
Net loss per share, basic and diluted	$(0.50)	$(0.68)	$(1.01)	$(1.46)
Weighted average shares used to compute basic and diluted net loss per share	14,590	11,888	14,339	11,705

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2018	December 31, 2017
	(unaudited)
Cash and cash equivalents	$13,263	$10,788
Trade accounts receivable, net of allowances of $474 and $466	20,894	21,872
Inventories	42,449	41,721
Short-term debt	—	—
Total current liabilities	24,719	23,157
Long-term borrowings under credit facility	4,000	—
Total stockholders' equity	101,562	105,653